EXHIBIT 5.1

WILLIAMS SECURITIES LAW FIRM, P.A.
2503 West Gardner Court
Tampa, FL 33611
Phone: 813.831.9348

March 17, 2014

E-World USA Holding, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has acted as your counsel in the preparation on a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 2,125,708 shares of Common Stock of E-World USA Holding, Inc. filed on February 7, 2014 (the "Stock").

In so acting, we have examined and relied upon such records, documents and other instruments solely for factual matters as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies. This opinion is based upon the laws of the state of Nevada.

Based on the foregoing, we are of the opinion that:

1. The Stock is duly and validly issued, fully paid and nonassessable.

2. The issuance of the Stock has been duly authorized.

We hereby consent to the discussion of this opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the “Interests of Named Experts” section of the Registration Statement.

Very truly yours, Williams Securities Law Firm, P.A.

By:	/s/ Michael T. Williams, Esq.
Michael T. Williams, Esquire, President For the Firm